Exhibit 10.1

EXECUTION COPY

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into as of April 29, 2014 by and between WPX Energy, Inc. (the “Company”) and Richard E. Muncrief (the “Executive”).

WHEREAS, the Company desires to engage the services of the Executive as its President and Chief Executive Officer and the Executive desires to be employed by the Company in such capacity;

WHEREAS, the Company desires to be assured that the unique and expert services of the Executive will be available to the Company, and that the Executive is willing and able to render such services on the terms and conditions hereinafter set forth;

WHEREAS, the Company desires to be assured that the confidential information and goodwill of the Company will be preserved for the exclusive benefit of the Company; and

WHEREAS, the Executive has represented to the Company that he is not a party to or bound by any confidentiality, noncompetition, nonsolicitation, employment, consulting or other agreement or restriction which could conflict with, or be violated by, the performance of the Executive’s duties to the Company or obligations under this Agreement, nor is the Executive subject to any agreements with any other employer.

NOW, THEREFORE, in consideration of such employment and the mutual covenants and promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:

1 EMPLOYMENT AND RESPONSIBILITIES

Subject to the terms set forth herein, the Company agrees to employ the Executive as President and Chief Executive Officer of the Company commencing on May 15, 2014 (such date, the “Effective Date”), and Executive hereby accepts such employment. As President and Chief Executive Officer of the Company, the Executive shall have such authority, perform such duties, and fulfill such responsibilities normally associated with this position, as well as those that are delegated to the Executive by the Board of Directors of the Company (the “Board”). The Executive shall also serve the Company and its subsidiaries and affiliates in such capacities as the Board may request. While employed, the Executive shall report to the Chairman of the Board, and Executive shall devote his full business time and attention to the business and affairs of the Company, and shall use his best efforts to advance the interests of the Company; provided that, Executive may (i) serve on for-profit boards or committees with the prior written approval of the Board; or (ii) serve on civic or charitable boards or committees, provided, that such activities do not, individually or in the aggregate, interfere with the performance of the Executive’s duties and responsibilities with respect to the Company. During the term of employment hereunder, the Executive shall perform his duties principally at the Company’s headquarters.

2 TERM

This Agreement shall be effective as of the Effective Date. The Executive’s employment hereunder shall begin on the Effective Date and shall continue until the day preceding the third anniversary of the Effective Date, unless terminated prior thereto by the Company or the Executive in accordance with Section 5 below (the “Expiration Date” and such period of employment being the “Employment Period”). Nothing in this Agreement shall mandate or prohibit a continuation of the Executive’s employment following the expiration of the Employment Period upon such terms and conditions as the Company and the Executive may agree, and thereafter, the Executive shall be employed on an at-will basis unless the parties agree to the contrary.

3 COMPENSATION

During the Employment Period, the Company agrees to pay to the Executive, and he agrees to accept in full consideration for all services performed by him and the other covenants and agreements set forth herein, the following compensation:

3.1 Base Salary. The Company will pay the Executive an annual base salary of Eight Hundred Thousand Dollars ($800,000.00) before all customary payroll deductions (“Base Salary”). This Base Salary will be paid in accordance with the usual payroll practices of the Company in effect from time to time. The Executive’s Base Salary shall be reviewed at least annually during the Employment Period by the Compensation Committee of the Board (the “Compensation Committee”), and any changes to the Executive’s Base Salary will be subject to approval by the Board. The term Base Salary, as utilized in this Agreement, shall refer to Base Salary as it may be adjusted.

3.2 Annual Bonus. The Executive will be eligible to receive in respect of each calendar year an annual cash bonus under the Company’s Annual Incentive Program as in effect from time to time (“AIP”) in an amount targeted at one hundred percent (100%) of Base Salary and with a maximum AIP bonus of two hundred and fifty percent (250%) of Base Salary, based upon the determination of the Compensation Committee as to the levels of achievement under the applicable AIP performance goals for the applicable plan year (“Annual Bonus”). Any Annual Bonus payable to the Executive under the AIP shall be paid at the same time and subject to the same terms and conditions as bonuses are paid generally under the AIP to other executive officers of the Company. Notwithstanding any other provision herein, the Annual Bonus payable for the 2014 AIP plan year will be an amount equal to the greater of (i) the target amount of Eight Hundred Thousand Dollars ($800,000.00) or (ii) the actual Annual Bonus as determined by the Compensation Committee. Except as otherwise provided in this Agreement, the Executive shall only be entitled to receive an Annual Bonus in respect of any calendar year if the Executive remains employed by the Company through the date on which the Annual Bonus is paid. All determinations regarding the Annual Bonus shall be made by the Compensation Committee and the Board in their sole discretion.

3.3 Annual Equity Awards. The Executive shall receive an initial equity-based long term incentive compensation award as follows: (i) an option to purchase One Hundred Twenty One Thousand One Hundred Sixty Seven (121,167) shares of Company common stock (the “Option”); (ii) time-based restricted stock units with respect to Seventy Thousand One Hundred Twenty (70,120) shares of Company common stock (“Time-Based RSUs”); and (iii) performance-based restricted stock units with respect to One Hundred Forty Thousand Two Hundred Forty (140,240) shares of Company common stock (“Performance-Based RSUs”, together with the Time-Based RSUs, the “RSUs”). The Option and the RSUs shall be subject to and granted under the terms of the WPX Energy, Inc. 2013 Incentive Plan (the “Equity Plan”) and the award agreements pursuant to which such Option and RSUs shall be granted. Thereafter, the Executive shall be eligible to receive annual equity-based awards, if any, as determined by the Board.

3.4 Additional Equity Awards. The Executive shall receive a one-time equity award of restricted stock units of the Company (the “Inducement RSUs”) having, as of the Effective Date, an aggregate value equal to (i) Seventy Five Thousand Thirty Eight (75,038) unvested restricted stock units held by or offered to the Executive with his prior employer; multiplied by (ii) the closing trading price of such prior employer’s common stock on the last trading day immediately prior to the Effective Date (the “Forfeited Value”). The number of Inducement RSUs shall be determined by dividing the Forfeited Value by the Company’s closing trading price on the last trading day immediately prior to the Effective Date. The Inducement RSUs shall consist sixty percent (60%) of performance-vesting Inducement RSUs and forty percent (40%) of time-vesting Inducement RSUs, which shall vest in accordance with the terms and conditions of the underlying award agreements. Any awards under this Section 3.4 are not being made under the Equity Plan and shall be deemed an “inducement award” (in accordance with New York Stock Exchange rules). Such awards shall be made under an award agreement, the terms and conditions of which shall govern.

4 BENEFITS

4.1 Benefit Plans. During the term of this Agreement, the Executive will be entitled to participate in all employee benefit plans, programs and/or arrangements generally applicable to senior-level executives and in effect from time to time, which may include 401(k), health, life, and disability insurance plans, subject to the terms thereof, other than those relating to severance (as to which Section 5 shall govern). During the term of this Agreement, the Executive will be entitled to six (6) weeks paid vacation per calendar year, prorated for 2014, which shall accrue and be useable by the Executive in accordance with Company policy, as may be in effect from time to time.

4.2 Perquisites; Additional Payments

(i) Perquisites. During the Employment Period, the Executive will be entitled to the following perquisites: (a) reimbursement for financial and tax planning, subject to a maximum of Seven Thousand Five Hundred Dollars ($7,500.00) per year; (b) reimbursement of reasonable costs for an annual physical examination; and (c) personal use of the corporate aircraft, if any, in accordance with the Company’s policies as determined by the Compensation Committee as may be amended from time to time.

(ii) Additional Payments. In connection with the commencement of the Executive’s employment, the Executive shall receive: (a) relocation benefits in accordance with the Company’s standard relocation benefits policy for senior executives; (b) reimbursement for the Executive’s reasonable legal fees and expenses incurred in connection with the preparation and negotiation of this Agreement, promptly upon presentation of an itemized legal bill, subject to a maximum of Fifty Thousand Dollars ($50,000.00).

5 TERMINATION OF EMPLOYMENT

Upon the Executive’s termination of employment under this Section 5, the Executive agrees that he shall resign from all officer, director and other positions he may then hold with the Company and its subsidiaries and affiliates. The Executive shall promptly execute any additional documentation the Company may request to reflect such resignations.

5.1 Termination by the Company without Cause

(i) The Company shall have the right to terminate Executive’s employment at any time during the Employment Period without Cause (defined below) by giving thirty (30) days’ notice to Executive as described in Section 5.8 (the “Notice Period”). During the Notice Period, the Executive shall remain on the payroll as an active employee and will not be deemed to have terminated until the end of such Notice Period; provided, however, during the Notice Period, the Executive shall no longer have the authority, duties and responsibilities described in Section 1 (unless the Board provides in writing that the Executive shall continue to have such authority, duties and responsibilities) and such limitation shall not constitute Good Reason. For sake of clarity, neither termination of Executive’s employment upon death or Disability (defined below) pursuant to Section 5.5 nor upon or after expiration of the Employment Period for any reason shall constitute a termination without Cause for purposes of this Section 5.

(ii) In the event that the Company terminates the Executive’s employment during the Employment Period without Cause:

(a) The Company shall pay or provide to the Executive (1) any accrued and unpaid Base Salary through the Termination Date, payable pursuant to the Company’s standard payroll policies; (2) any compensation and benefits to the extent payable to the Executive based on the Executive’s participation in any compensation or benefit plan, program or arrangement of the Company through the Termination Date, payable in accordance with the terms of such plan, program or arrangement; and (3) any expense reimbursement to which the Executive is entitled under the Company’s standard expense reimbursement policy (the “Accrued Obligations”);

(b) The Company shall pay to the Executive an Annual Bonus for the year in which such termination occurs, paid at the same time and subject to the same terms and conditions as bonuses are paid generally under the AIP to other executive officers of the Company, prorated based on the number of days in such year prior to the Executive’s termination, divided by 365 (the “Prorated Bonus”).

(c) Subject to Section 5.7 hereof, the Company shall (1) pay to the Executive, within sixty (60) days following the Termination Date, a lump sum cash payment (the “Severance Payment”) equal to two times (2x) the sum of (A) the Base Salary as in effect immediately prior to termination of employment plus (B) the amount of the target Annual Bonus for the applicable year completed prior to Executive’s termination of employment, which payment is in addition to the payment referenced in Section 5.1(ii)(a) and (b); and (2) pay to the Executive a one-time payment in the amount equal of Fifty Thousand Dollars ($50,000.00), in lieu of a reimbursement for COBRA premiums (together with the Severance Payment, the “Severance Benefit”).

5.2 Termination by the Company for Cause. The Company shall have the right to terminate the Executive’s employment at any time during the Employment Period for Cause by giving notice to the Executive as provided in Section 5.8. In the event the Executive’s employment is terminated for Cause, the Company’s sole obligation shall be to pay or provide to the Executive any Accrued Obligations.

5.3 Resignation by the Executive without Good Reason. The Executive may resign from employment during the Employment Period without Good Reason at any time by giving notice to the Company as described in Section 5.8. In the event the Executive resigns from employment without Good Reason, the Company’s sole obligation shall be to pay or provide to Executive any Accrued Obligations.

5.4 Resignation by the Executive for Good Reason. The Executive may resign from employment under this Agreement for Good Reason by giving notice to the Company as described in Section 5.8. In the event the Executive resigns from employment for Good Reason: the Company shall pay or provide to the Executive (i) any Accrued Obligations; (ii) the Prorated Bonus; and (iii) subject to Section 5.7 hereof, the Severance Benefit described in Section 5.1(ii)(c).

5.5 Termination by reason of Death or Disability

(i) The Company shall have the right to terminate the Executive’s employment at any time during the Employment Period upon the Executive’s death or Disability (defined below). In the event that the Executive’s employment is terminated upon the Executive’s death or Disability:

(a) The Company shall pay to the Executive or the Executive’s legal representatives any Accrued Obligations;

(b) The Company shall pay to the Executive an Annual Bonus for the year in which such death or Disability occurs, paid at the same time and subject to the same terms and conditions as bonuses are paid generally under the AIP to other executive officers of the Company, prorated based on the number of days in such year prior to the Executive’s death or Disability, divided by 365.

(ii) For the purposes of this Agreement, the term “Disability” means the Executive’s inability to perform the duties set forth in Section 1 hereof for a period of twelve (12) consecutive weeks, or a cumulative period of ninety (90) business days in any twelve (12) month period, as a result of physical or mental illness or loss of legal capacity.

5.6 Termination in connection with a Change in Control. If there is a Change in Control and the Executive’s employment is terminated under circumstances which entitle the Executive to receive severance amounts or benefits under the WPX Energy, Inc. Change in Control Severance Agreement by and between the Executive and the Company, dated as of May 15, 2014 (the “CIC Agreement”), the Executive shall receive such amounts and/or benefits, subject to the terms and conditions thereof, in lieu of the amounts and benefits described in this Section 5, to which the Executive would be entitled; provided, however, that this Agreement shall control the severance obligations of the Company and the Executive in all other circumstances.

5.7 Release; Conditions. The Executive shall not (i) be entitled to any severance benefits in the event Executive’s employment terminates due to Disability, without Cause or for Good Reason, unless, in each case, (a) the Executive has executed and delivered to the Company a general release of claims (in the standard form of release used by the Company for senior executives) (the “Release”) and (b) such Release has become irrevocable under the Age Discrimination in Employment Act not later than sixty (60) days after the Termination Date. The Executive’s entitlement to the severance benefits are further conditioned upon Executive complying with the terms of Sections 6, as provided in Section 6.7.

5.8 Notice. Notice of termination of employment under this Agreement shall be communicated by or to the Executive (on one hand) or the Company (on the other hand) in writing in accordance with Section 8.1. Termination of the Executive’s employment pursuant to this Agreement shall be effective on the earliest of:

(i) immediately after the Company gives notice to the Executive of the Executive’s termination without Cause, unless the parties agree to a later date, in which case, termination shall be effective as of such later date;

(ii) immediately upon approval by the Board of termination of the Executive’s employment for Cause;

(iii) immediately upon the Executive’s death;

(iv) in the case of termination by reason of the Executive’s Disability, the date on which Executive is determined to be disabled for purposes of Section 5.5;

(v) in the case of resignation for Good Reason, thirty (30) days after the Executive gives written notice to the Company; provided, that the Executive gives notice to the Company within ninety (90) days of the Executive’s first actual knowledge of such act or omission; provided, further, that the Company has failed to cure such act or omission within the thirty (30) day period after receiving the notice of termination;

(vi) or thirty (30) days after the Executive gives written notice to the Company of the Executive’s resignation from employment under this Agreement, provided that the Company may set an earlier termination date at any time prior to the Termination Date, in which case the Executive’s resignation shall be effective as of such other date.

5.9 Certain Definitions

(i) “Cause” means any one (1) or more of the following: (a) the Executive’s conviction of or plea of nolo contendere to a felony or other crime involving fraud, dishonesty or moral turpitude; (b) the Executive’s willful or reckless material misconduct in the performance of his duties which results in an adverse effect on Company or its affiliates; (c) the Executive’s willful or reckless violation or disregard of the code of business conduct; (d) the Executive’s material willful or reckless violation or disregard of a Company policy; or (e) the Executive’s habitual or gross neglect of duties; provided, however, that for purposes of clauses (b) and (e), “Cause” shall not include any one or more of the following: (1) bad judgment or negligence, other than the Executive’s habitual neglect of duties or gross negligence; (2) any act or omission believed by the Executive in good faith, after reasonable investigation, to have been in or not opposed to the interest of Company or its affiliates (without intent of the Executive to gain, directly or indirectly, a profit to which the Executive was not legally entitled); (3) any act or omission with respect to which a determination could properly have been made by the Board that the Executive had satisfied the applicable standard of conduct for indemnification or reimbursement under Company’s by-laws, any applicable indemnification agreement, or applicable law, in each case as in effect at the time of such act or omission; or (4) failure to meet performance goals, objectives or measures following good faith efforts to meet such goals, objectives or measures; and further provided that, for purposes of clauses (b) through (e) if an act, or a failure to act, which was done, or omitted to be done, by Executive in good faith and with a reasonable belief, after reasonable investigation, that Executive’s act, or failure to act, was in the best interests of Company or its affiliate or was required by applicable law or administrative regulation, such breach shall not constitute “Cause” if, within ten (10) business days after the Executive is given written notice of such breach that specifically refers to this Section, the Executive cures such breach to the fullest extent that it is curable. With respect to the above definition of “Cause”, no act or conduct by Executive will constitute “Cause” if the Executive acted: (A) in accordance with the instructions or advice of counsel representing the Company or if there was a conflict such that the Executive could not consult with counsel representing the Company or other qualified counsel, or (B) as required by legal process.

(ii) “Change in Control” means the meaning given to such term in Section 1.15 of the CIC Agreement.

(iii) “Good Reason” means a separation from service initiated by the Executive on account of any one or more of the following actions or omissions: (a) a material adverse reduction in the nature or scope of the Executive’s office, position, duties, functions, responsibilities or authority (including reporting responsibilities and authority); (b) any reduction in or failure to pay the Executive’s Base Salary at an annual rate at least equal to the Base Salary as of the Effective Date; (c) a material reduction of the Executive’s aggregate compensation and/or aggregate benefits from the amounts and/or levels in effect on the Effective Date, unless such reduction is part of a policy applicable to executives of the Company and of any successor entity or at the consent of the Executive; (d) a required relocation of more than fifty (50) miles of the Executive’s workplace without the consent of the Executive; provided, such new location is farther from the Executive’s residence than the prior location; or (e) the failure at any time of a successor to the Company to explicitly to assume and agree to be bound by this Agreement. Notwithstanding anything in this Agreement to the contrary, no act or omission shall constitute grounds for “Good Reason”: (a) Unless the Executive gives a notice of termination to the Company at least thirty (30) days prior to his intent to terminate his employment for Good

Reason, which describes the alleged act or omission giving rise to Good Reason; and (b) Unless such notice of termination is given within ninety (90) days of Executive’s first actual knowledge of such act or omission; and (c) Unless Company fails to cure such act or omission within the thirty (30) day period after receiving the notice of termination. No act or omission shall constitute grounds for “Good Reason”, if Executive has consented in writing to such act or omission in a document that makes specific reference to this Section.

5.10 Expiration of Agreement. No payments or benefits shall become due to the Executive upon the expiration of the Employment Period, regardless of whether the employment of the Executive continues or is terminated for any reason following the Expiration Date.

6 RESTRICTIVE COVENANTS

6.1 Confidential Information. The Executive acknowledges that in the course of performing services for the Company and its affiliates, the Executive may create (alone or with others), learn of, have access to, or receive Confidential Information (as defined below). The Executive recognizes that all such Confidential Information is the sole and exclusive property of the Company and its affiliates or of third parties to which the Company or an affiliate owes a duty of confidentiality, that it is the Company’s policy to safeguard and keep confidential all such Confidential Information, and that disclosure of Confidential Information to an unauthorized third party would cause irreparable damage to the Company and its affiliates. Executive agrees that, except as required by the duties of the Executive’s employment with the Company or any of its affiliates and except in connection with enforcing the Executive’s rights under this Agreement or if compelled by a court or governmental agency, in each case provided that prior written notice is given to the Company, the Executive will not, without the written consent of the Company, willfully disseminate or otherwise disclose, directly or indirectly, any Confidential Information disclosed to the Executive or otherwise obtained by the Executive during his employment with Company or its affiliates, and will take all necessary precautions to prevent disclosure, to any unauthorized individual or entity (whether or not such individual or entity is employed or engaged by, or is otherwise affiliated with, the Company or any affiliate), and will use the Confidential Information solely for the benefit of the Company and its affiliates and will not use the Confidential Information for the benefit of any other person nor permit its use for the benefit of the Executive. These obligations shall continue during and after the termination of the Executive’s employment for any reason and for so long as the Confidential Information remains Confidential Information.

For the purposes of this Agreement, “Confidential Information” means any non-public information of any kind or nature in the possession of the Company or any of its affiliates, including without limitation, processes, methods, designs, innovations, devices, inventions, discoveries, data, techniques, models, customer lists, marketing, business or strategic plans, financial information, research and development information, trade secrets or other subject matter relating to the Company’s or its affiliates’ products, services, businesses, operations, employees, customers or suppliers, whether in tangible or intangible form, including (i) any information that gives the Company or any of its affiliates a competitive advantage in the exploration and/or production, marketing or sale of oil, gas or other energy or any other businesses in which the Company or an affiliate is engaged, or (ii) any information obtained by the Company or any of its affiliates from third parties to which the Company or an affiliate owes a duty of confidentiality, or (iii) any information that was learned, discovered, developed, conceived, originated or prepared during or as a result of the Executive’s performance of any services on behalf of the Company or any affiliate. Notwithstanding the foregoing, “Confidential Information” shall not include: (i) information that is or becomes generally known to the public through no fault of the Executive; (ii) information obtained on a non-confidential basis from a third party other than the Company or any affiliate, which third party disclosed such information without breaching any legal, contractual or fiduciary obligation; or (iii) information approved for release by written authorization of the Company.

6.2 Non-Competition. During the Employment Period, any period of subsequent employment of the Executive by the Company and for six (6) months following the Executive’s termination of employment from the Company, the Executive agrees that without the written consent of the Company, the Executive shall not at any time, directly or indirectly, in any capacity:

(i) Engage or participate in, become employed by, serve as a director of, or render advisory or consulting or other services in connection with, any Competitive Business (as defined below); provided, however, that after Executive’s Separation from Service, this Section 6 shall not preclude the Executive from (a) being an employee of, or consultant to, any business unit of a Competitive Business if (1) such business unit does not qualify as a Competitive Business in its own right and (2) the Executive does not have any direct or indirect involvement in, or responsibility for, any operations of such Competitive Business that cause it to qualify as a Competitive Business, or (b) with the approval of the Board, being a consultant to, an advisor to, a director of, or an employee of a Competitive Business; or

(ii) Make or retain any financial investment, whether in the form of equity or debt, or own any interest, in any Competitive Business. Nothing in this Section 6 shall, however, restrict the Executive from making an investment in any Competitive Business if such investment does not (a) represent more than one percent (1%) of the aggregate market value of the outstanding capital stock or debt (as applicable) of such Competitive Business, (b) give the Executive any right or ability, directly or indirectly, to control or influence the policy decisions or management of such Competitive Business, or (c) create a conflict of interest between the Executive’s duties to the Company and its affiliates or under this Agreement and his interest in such investment.

(iii) For the purposes of this Agreement, “Competitive Business” means, as of any date, any energy business and any individual or entity (and any branch, office, or operation thereof) which engages in, or proposes to engage in (with the Executive’s assistance) any of the following in which the Executive has been engaged in the twelve (12) months preceding the Termination Date: the exploration and/or production, marketing or sale of oil, gas or other energy product, which is located (a) anywhere in the United States where the Company is then engaged, or (b) anywhere outside of the United States where the Company is then engaged in, or proposes as of the Termination Date to engage in to the knowledge of the Executive, any of such activities.

6.3 Non-Solicitation. During the Employment Period, any period of subsequent employment of the Executive by the Company and for twelve (12) months following the Executive’s termination of employment from the Company, the Executive agrees that without the written consent of the Company, Executive shall not at any time, directly or indirectly, in any capacity:

(i) Other than in connection with the good-faith performance of his duties as an officer of the Company or its affiliates, cause or attempt to cause any employee, director or consultant of the Company or an affiliate to terminate his or her relationship with the Company or an affiliate;

(ii) Employ, engage as a consultant or adviser, or solicit the employment or engagement as a consultant or adviser, of any employee of the Company or an affiliate (other than by the Company or its affiliates), or cause or attempt to cause any person to do any of the foregoing;

(iii) Establish (or take preliminary steps to establish) a business with, or cause or attempt to cause others to establish (or take preliminary steps to establish) a business with, any employee of the Company or an affiliate, if such business is or will be a Competitive Business;

(iv) Interfere with the relationship of the Company or an affiliate with, or endeavor to entice away from Company or an affiliate, any person who or which at any time during the period commencing twelve (12) months prior to the Termination Date was or is, to the Executive’s knowledge, a material customer or material supplier of, or maintained a material business relationship with, the Company or an affiliate; or

(v) Directly solicit the sale of goods, services or a combination of goods and services from the established customers of the Company or an affiliate to a Competitive Business.

6.4 Intellectual Property

(i) During the period of the Executive’s employment with Company or any affiliate, and thereafter upon Company’s request, regardless of the reason for the Executive’s separation from service, the Executive shall disclose immediately to the Company all Work Product (defined below) that: (a) relates to the business of the Company or any affiliate or any customer or supplier to the Company or an affiliate or any of the products or services being developed, manufactured, sold or otherwise provided by the Company or an affiliate or that may be used in relation therewith; (b) results from tasks or projects assigned to the Executive by the Company or an affiliate; or (c) results from the use of the premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company or an affiliate. The Executive agrees that any Work Product shall be the property of the Company and, if subject to copyright, shall be considered a “work made for hire” within the meaning of the Copyright Act of 1976, as amended. If and to the extent that any such Work Product is not a “work made for hire” within the meaning of the Copyright Act of 1976, as amended, the Executive hereby assigns, and agrees to assign, to the Company all right, title and interest in and to the Work Product and all copies thereof, and all copyrights, patent rights, trademark rights, trade secret rights and all other proprietary and intellectual property rights in the Work Product, without further consideration, free from any claim, lien for balance due, or rights of retention thereto on the part of the Executive.

(ii) Notwithstanding the foregoing, the Company agrees and acknowledges that the provisions of this Section 6.4 relating to ownership and disclosure of Work Product do not apply to any inventions or other subject matter for which no equipment, supplies, facility, or trade secret information of the Company or an affiliate was used and that are developed entirely on Executive’s own time, unless: (a) the invention or other subject matter relates (1) to the business of the Company or an affiliate, or (2) to the actual or demonstrably anticipated research or development of the Company or any affiliate, or (b) the invention or other subject matter results from any work performed by the Executive for the Company or any affiliate.

(iii) The Executive agrees that, upon disclosure of Work Product to the Company, Executive will, during his employment by the Company or an affiliate and at any time thereafter, at the request and cost of the Company, execute all such documents and perform all such acts as the Company or an affiliate (or their respective duly authorized agents) may reasonably require: (a) to apply for, obtain and vest in the name of the Company alone (unless the Company otherwise directs) letters patent, copyrights or other intellectual property protection in any country throughout the world, and when so obtained or vested to renew and restore the same; and (b) to prosecute or defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other intellectual property protection, or otherwise in respect of the Work Product.

(iv) In the event that the Company is unable, after reasonable effort, to secure the Executive’s execution of such documents as provided in this Section 6.4, whether because of the Executive’s physical or mental incapacity or for any other reason whatsoever, the Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agent and attorney-in-fact, to act for and on his behalf to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution, issuance and protection of letters patent, copyright and other intellectual property protection with the same legal force and effect as if personally executed by the Executive.

(v) For purposes of this Agreement, “Work Product” means any and all work product, including, but not limited to, documentation, tools, templates, processes, procedures, discoveries, inventions, innovations, technical data, concepts, know-how, methodologies, methods, drawings, prototypes, trade secrets, notebooks, reports, findings, business plans, recommendations and memoranda of every description, that the Executive makes, conceives, discovers or develops alone or with others during the course of the Executive’s employment with the Company or during the twenty four (24) month period following the Executive’s Termination Date (whether or not protectable upon application by copyright, patent, trademark, trade secret or other proprietary rights).

6.5 Reasonableness of Restrictive Covenants

(i) The Executive acknowledges that the covenants contained in this Agreement are reasonable in the scope of the activities restricted, the geographic area covered by the restrictions, and the duration of the restrictions, and that such covenants are reasonably necessary to protect the Company’s legitimate interests in its Confidential Information, its proprietary work, and in its relationships with its employees, customers, suppliers and agents.

(ii) The Company has, and the Executive has had an opportunity to, consult with their respective legal counsel and to be advised concerning the reasonableness and propriety of such covenants. The Executive acknowledges that his observance of the covenants contained herein will not deprive the Executive of the ability to earn a livelihood or to support his or his dependents.

(iii) Executive understands he is bound by the terms of this Section 6, whether or not he receives severance payments under this Agreement or otherwise.

6.6 Right to Injunction; Survival of Undertakings

(i) In recognition of the confidential nature of the Confidential Information, and in recognition of the necessity of the limited restrictions imposed by this Agreement, the Executive and the Company agree that it would be impossible to measure solely in money the damages which the Company would suffer if the Executive were to breach any of his obligations hereunder. The Executive acknowledges that any breach of any provision of this Agreement would irreparably injure the Company. Accordingly, the Executive agrees that if he breaches any of the provisions of Section 6 of this Agreement, the Company shall be entitled, in addition to any other remedies to which the Company may be entitled under this Agreement or otherwise, to an injunction to be issued by a court of competent jurisdiction, to restrain any breach, or threatened breach, of any provision of this Agreement without the necessity of posting a bond or other security therefor, and the Executive hereby waives any right to assert any claim or defense that the Company has an adequate remedy at law for any such breach.

(ii) If a court determines that any covenant included in this Section 6 is unenforceable in whole or in part because of such covenant’s duration or geographical or other scope, such court shall have the power to modify the duration or scope of such provision, as the case may be, so as to cause such covenant as so modified to be enforceable. Furthermore, if a court determines that a certain form of remedy or relief sought by the Company for the breach of a covenant included in this Section 6 is unavailable under applicable law, such a finding shall not prohibit the Company from obtaining a different form of remedy or relief with respect to such breach which such court has not found to be unavailable.

(iii) All of the provisions of this Agreement shall survive any separation from service of the Executive.

6.7 Effect of Breach of Covenants. In the event that the Executive violates or is in breach of any of the restrictive covenant contained in this Agreement or the Release, the Executive forfeits his right to receive any payment or benefit under this Agreement.

6.8 Survival of Representations. The provisions contained in this Section 6 shall survive the Expiration Date and the termination of the Executive’s employment with the Company.

7 SECTION 409A

7.1 Overview. The intent of the parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If the Executive notifies the Company that he has received advice of a licensed attorney with tax experience that any provision of this Agreement would cause the Executive to incur any additional tax or interest under Section 409A (with specificity as to the reason therefor) or the Company independently makes such determination, the Company may, to the extent possible and after consulting with the Executive, reform such provision to try to comply with Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A. To the extent that any provision hereof is modified in order to comply with or be exempt from Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive and the Company of the applicable provision without violating the provisions of Section 409A.

7.2 Separation from Service. If any payment, compensation or other benefit provided to the Executive under this Agreement in connection with his “separation from service” (within the meaning of Section 409A) is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Executive is a specified employee (as defined in Section 409A(2)(B)(i)) at the time of separation from service, no part of such payments shall be paid before the day that is six (6) months plus one (1) day after the date of separation or, if earlier, ten (10) business days following the Executive’s death (the “New Payment Date”). The aggregate of any payments and benefits that otherwise would have been paid and/or provided to the Executive during the period between the Termination Date and the New Payment Date shall be paid to the Executive in a lump sum on such New Payment Date. Thereafter, any payments and/or benefits that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement. Notwithstanding anything to the contrary herein, to the extent that the foregoing delay applies to the provision of any ongoing welfare benefits, the Executive shall pay the full cost of premiums for such welfare benefits due and payable prior to the New Payment Date and the Company shall pay the Executive an amount equal to the amount of such premiums which otherwise would have been paid by the Company during such period on or within five (5) business days following the New Payment Date.

7.3 Termination of Employment. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A, and for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “terminate,” “termination of employment” or like terms shall mean separation from service (within the meaning of Section 409A).

7.4 Expenses and Reimbursements. All expenses or other reimbursements as provided herein shall be payable in accordance with the Company’s policies in effect from time to time, but in any event shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A: (a) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; and (b) the amount of expenses eligible for reimbursements or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year.

7.5 Installment Payments. For purposes of Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., payment shall be made within thirty (30) days following the Termination Date), the actual date of payment within the specified period shall be within the sole discretion of the Company.

7.6 No Representations or Warranties. Nothing contained in this Agreement shall constitute any representation or warranty by the Company or the Executive regarding compliance with Section 409A. The Company has no obligation to take any action to prevent the assessment of any excise tax under Section 409A on any person and none of the Company, its subsidiaries or affiliates, or any of their employees or representatives shall have any liability to the Executive with respect thereto.

8 MISCELLANEOUS

8.1 Form of Notice

All notices given hereunder shall be given in writing, shall specifically refer to this Agreement and shall be personally delivered or sent by e-mail, telecopy or other electronic facsimile transmission or by registered or certified mail, return receipt requested, at the mailing address set forth below or at such other address as may hereafter be designated by notice given in compliance with the terms hereof:

If to the Executive:	Richard E. Muncrief
At the most recent address on the Company’s records

with a copy to:	Jim T. Priest, Esq. Rubenstein & Pitts, PLLC 1503 East 19th Street Edmond, Oklahoma 73013 Facsimile: (405)-340-1901

If to the Company:	WPX Energy, Inc. One Williams Center Tulsa, Oklahoma 74172-0172 Attention: General Counsel Facsimile: (539) 573-5608

with a copy to:	Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, New York 10153 Attention: Glenn D. West, Esq. Facsimile: (212) 310-8007

If notice is mailed, such notice shall be effective upon mailing, or if notice is personally delivered or sent by e-mail, telecopy or other electronic facsimile transmission, it shall be effective upon receipt.

8.2 Withholding. The Company may withhold from any compensation and benefits payable to the Executive all applicable federal, state and local withholding taxes.

8.3 Assignment

This Agreement and all rights under this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective personal or legal representatives, executors, administrators, heirs, distributees, devisees, legatees, successors and assigns. Nothing in this Agreement shall be construed to confer any right, benefit or remedy upon any person that is neither a party hereto nor a personal or legal representative, executor, administrator, heir, distributee, devisee, legatee, successor or assign of a party hereto. This Agreement is personal in nature, and none of the parties to this Agreement shall, without the written consent of the others, assign or transfer this Agreement or any one or more of its rights or obligations under this Agreement to any other person or entity, except that the Company may assign its rights and delegate its obligations under this Agreement to any entity that acquires all or substantially all of its business, whether by sale of assets, merger or like transaction. If the Executive should die while any amounts are still payable, or any benefits are still required to be provided, to the Executive hereunder, all such amounts or benefits, unless otherwise provided herein, shall be paid or provided in accordance with the terms of this Agreement to the Executive’s devisee, legatee or other designee or, if there be no such person, to the Executive’s estate.

8.4 Waivers

No delay or failure by any party hereto in exercising, protecting or enforcing any of its rights, titles, interests or remedies under this Agreement, and no course of dealing or performance with respect thereto, will constitute a waiver thereof. The express waiver by a party hereto of any right, title, interest or remedy in a particular instance or circumstance will not constitute a waiver thereof in any other instance or circumstance. All rights and remedies shall be cumulative and not exclusive of any other rights or remedies.

8.5 Conditions Precedent, Warranties

The Executive represents and warrants to the Company that (i) the Executive is not a party to or bound by any confidentiality, noncompetition, nonsolicitation, employment, consulting or other agreement or restriction which could conflict with, or be violated by, the performance of the Executive’s duties to the Company or obligations under this Agreement; and (ii) the Executive is not subject to any agreements with any other employer. The Executive acknowledges and agrees that the Company’s obligations hereunder and the Executive’s employment with the Company are contingent upon: (i) the absence of any conflicting agreements of the Executive as provided for in this Section 8.5; and (ii) the satisfactory completion of a background check.

8.6 Recoupment. Notwithstanding anything herein to the contrary, this Agreement shall not impact any rights or restrictions under the Company’s Recoupment Policy for incentive compensation, as adopted by the Board and referred to in the Company’s most recent proxy statement filed with the Securities and Exchange Commission, as in effect on the date hereof or as such policy may be modified from time to time as a result of regulations to which the Company is subject, and the Executive acknowledges and agrees he remains subject to the terms of such policy following the Termination Date.

8.7 Severability

If any provision of this Agreement is held invalid, illegal or unenforceable under applicable law, for any reason, including, without limitation, the duration of such provision, its geographical scope or the extent of the activities prohibited or required by it, then, to the full extent permitted by law (a) all other provisions will remain in full force and effect and will be liberally construed in order to carry out the intent of the parties hereto as nearly as may be possible, (b) such invalidity, illegality or unenforceability will not affect the validity, legality or enforceability of any other provision hereof, and (c) any court or arbitrator having jurisdiction thereover shall (and will have the power to) reform such provision to the extent necessary for such provision to be enforceable under applicable law.

8.8 Counterparts

This Agreement, and any amendment or modification entered into pursuant to Section 9.10 hereof, may be executed in any number of counterparts (including facsimile counterparts), each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, will constitute one and the same instrument.

8.9 Applicable Law

This Agreement, and all claims or causes of action or other matters (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement or the consummation of any of the transactions contemplated hereby, shall be governed by and construed in accordance with the laws of the state of Oklahoma applicable to contracts made and performed in Oklahoma, excluding any conflict or choice of law rule or principle that might otherwise refer construction or interpretation thereof to the substantive laws of another jurisdiction.

8.10 Entire Agreement

This Agreement, the CIC Agreement and the award agreements under the Equity Plan or otherwise providing for equity awards under Section 3.4 hereof (the “Equity Awards”) constitute the entire agreement between the Company and the Executive relating to employment of the Executive with the Company and the subject matter addressed herein, and supersede and cancel any and all previous or contemporaneous contracts, arrangements or understandings, whether oral or written between the Company and the Executive relating to his employment with or termination from the Company. If any provision of any agreement, plan, program, policy, arrangement or other written document between or relating to the Company and the Executive (hereinafter referred to as an “Other Document”) conflicts with any provision of this Agreement, the CIC Agreement and the Equity Awards, the provisions of this Agreement, the CIC Agreement and the Equity Awards shall control and prevail. Notwithstanding the foregoing, if any provision of an Other Document conflicts with duration of any restrictive covenant set forth in Section 6 hereof, the provision providing for the greater length of time shall prevail. No amendment, modification, waiver, termination or discharge of any provision of this Agreement, nor consent to any departure therefrom by either party, will in any event be effective unless the same is in writing, specifically identifying this Agreement and the provision intended to be amended, modified, waived, terminated or discharged and signed by the Company and the Executive, and will be effective only in the specific instance and for the specific purpose for which given.

The next page is the signature page.

IN WITNESS WHEREOF, the parties have executed and entered into this Agreement on the date set forth above.

EXECUTIVE

/s/ Richard E. Muncrief
RICHARD E. MUNCRIEF

WPX ENERGY, INC.

/s/ William G. Lowrie
Name: WILLIAM G. LOWRIE
Title: Chairman of the Board of Directors

[SIGNATURE PAGE FOR MUNCRIEF EMPLOYMENT AGREEMENT]